Exhibit 10.3

Votorantim Energia	VCB-SANTA HELENA GECON VE: 0249/10 & GECON VCB: 0257/10

ELECTRIC POWER PURCHASE AND SALE AGREEMENT

VOTENER - VOTORANTIM COMERCIALIZADORA DE ENERGIA LTDA., a private legal entity and distributor of electrical power with headquarters at Praça Ramos de Azevedo, N° 254, - 5º Andar, Bairro Centro, Município de São Paulo, Estado de São Paulo/SP, CEP: 01037-912. It is registered in the CNPJ/MF (Ministry of Finance Legal Entities Registry) under No.: 03.984.862/0001-94, State Registration No.: 115.970.590.118 and is represented herein pursuant to its Articles of Association by the undersigned legal representatives, hereinafter referred to as the SELLER; and;

VOTORANTIM CIMENTOS BRASIL S.A., a private legal entity with an industrial unit located at Praça Brasil, N° 16, Bairro Vila Santa Helena, Município de Votorantim, Estado de São Paulo/SP. CEP: 18117-720. It is registered in the CNPJ under No.: 96.824.594/0021-78, State Registration No.: 717.103.374.110 and is represented herein pursuant to its Articles of Association by the undersigned legal representatives, hereinafter referred to as the PURCHASER;

Jointly, the two entities shall be referred to as the PARTIES, and individually as the PARTY;

WHEREAS:

(i) The SELLER is a distributor of electrical power under the terms established in ANEEL (National Electricity Regulatory Agency) Resolution under No.: 479 of December 6, 2000;

(ii) The PURCHASER is an independent consumer under the terms established in article 15 of Law No.: 9,074, of July 7, 1995 wanting to acquire electrical power from the SELLER;

(iii) The PURCHASER and the SELLER are incorporated in the same business group, where the SELLER is responsible for providing an efficient supply of electrical power to the PURCHASER’s Industrial Units, in accordance with the methodology and criteria established in the “VOTENER MIX METHODOLOGY” included in Appendix II of this AGREEMENT.

The SELLER and PURCHASER hereby agree to execute this Electrical Power Purchase and Sale Agreement (“AGREEMENT”) in accordance with the following terms and conditions:

CLAUSE ONE - PURPOSE

1.1.	The purpose of this AGREEMENT is the sale, by the SELLER, and purchase, by the PURCHASER, of electrical power in accordance with the conditions stipulated in APPENDIX I, which is an integral and unseverable part of this AGREEMENT, for use in the PURCHASER’s Industrial Unit as described in item E of Appendix I of this AGREEMENT, pursuant to the amounts of CONTRACTED ENERGY defined in item C of said Appendix I.

1.2.	The CONTRACTED ENERGY must be delivered to the DELIVERY POINT defined in item A of Appendix I of this AGREEMENT during the SUPPLY PERIOD defined in item B of said Appendix I.

CLAUSE TWO - TERM AND RESCISSION

2.1.	This AGREEMENT shall take effect dating from the execution date and shall remain in effect during the entire SUPPLY PERIOD, either until December 31, 2014, or until all the contractual obligations of both PARTIES have been fulfilled subject to payment of the invoice relating to the month in which the CONTRACTED ENERGY is delivered, unless this term is rescinded in advance.

2.2	The AGREEMENT may be rescinded:

I.	Without incurring the penalty provided for in Clause 2.3:

a.	If the SELLER’s distribution authorization is extinguished, or if the PURCHASER ceases to be a captive consumer, provided that the SELLER receives prior and express notice of at least 180 (one hundred and eighty) days; and

b.	The rescission is by mutual agreement between both Parties.

II.	Incurring the penalty provided for in Clause 2.3:

a.	If the PURCHASER fails to pay the amounts due under the terms and on the date stipulated in Clause 5 of this AGREEMENT, it is understood that the AGREEMENT shall be rescinded within a period of 15 (fifteen) business days dating from the time the SELLER’s written service of notice is received, and

b.	For any other instance of non-compliance by either Party, it is understood that the contractual relationship shall cease within a period of 15 (fifteen) days dating from the time the injured Party’s service of notice is received, provided that the non-compliance Party fails to fulfill the specified contractual obligations.

2.2.1.	In the hypothetical situation provided for in point “a” of section II of this Clause, the SELLER may refuse to validate before the Electric Energy Trade Council (CCEE) the amount of energy destined for the PURCHASER while the PURCHASER’s payment obligation remains outstanding. This would not constitute an act of non-compliance by the SELLER.

2.3.	The Party responsible for the rescission of the AGREEMENT shall be obliged to pay the other Party a penalty of 50% (fifty per cent) of the value of the installments falling due, of this AGREEMENT.

2.4.	The Parties hereby agree that no indemnification shall be due for loss of profits and moral damages due to the non-performance of this AGREEMENT.

2.5.	Any changes to the law, or any acts passed by the Government that substantially affect the ability of either the SELLER or PURCHASER to fulfill its contractual obligations, shall be considered exclusions of liability of the affected PARTY with regard to the performance of its obligations under the terms of this AGREEMENT.

CLAUSE THREE - PRICE AND AMOUNT CONTRACTED

3.1.	The PURCHASER shall pay the SELLER, for each megawatt-hour, the amount stipulated in item D of Appendix I, which refers to the supply of units of energy provided for in said appendix, in compliance with Appendix II.

3.2.	The monthly invoice shall be calculated in accordance with the procedure provided for in Appendix II of this AGREEMENT.

3.3.	Included in the PRICE OF THE CONTRACTED ENERGY are all applicable taxes and/or charges due until the DELIVERY DATE stipulated in item A of Appendix I, as well as any other industry taxes and charges accrued or accruable due to the supply of energy provided for in this AGREEMENT, with the exception of ICMS (State Value Added Sales Tax).

3.4.	All and any potential costs relating to connection, transport, technical energy losses and/or direct or indirect taxes and charges, except ICMS, verified between the generation point and DELIVERY POINT, shall be the responsibility of the SELLER, which must guarantee all contractual instruments required to activate transportation in order to guarantee the effectiveness of this AGREEMENT.

3.5.	All and any potential costs relating to connection, transport, technical energy losses and/or direct or indirect taxes and charges, inclusive of ICMS, verified between the DELIVERY POINT and the PURCHASER’s consumer site stipulated in APPENDIX I, exclusively for CONTRACTED ENERGY units, shall be the responsibility of the PURCHASER.

3.6.	The PURCHASER shall be considered to be in default if it fails to settle any of the payments in full by the maturity date. If the PURCHASER fails to pay any Electrical Power Tax Receipt/Invoice relating to this AGREEMENT, a penalty of 2% (two per cent) shall be added to the amounts due, as well as interest on arrears at a rate of 1% (one per cent) per month.

CLAUSE FOUR - INVOICING AND PAYMENT TERMS

4.1.	Invoices shall be submitted by the SELLER to the PURCHASER in the month following the energy sale and shall include a payment period of at least 5 (five) business days prior to their due date.

4.2.	Payments shall be credited to a bank current account and shall take precedence over any settlement documents.

4.3.	Any potential discrepancies regarding amounts invoiced shall be investigated and resolved through negotiation between the Parties within a maximum period of 30 (thirty) days dating from the time the discrepancy arises. The Parties hereby agree that wherever a discrepancy arises relating to the amount invoiced by the SELLER to the PURCHASER for monthly payment, the PURCHASER shall pay the amount of the invoice not in dispute, regardless of the agreement between the Parties with regards to installments of the amount under dispute.

CLAUSE FIVE - ECONOMIC TERMS

5.1.	The SELLER acknowledges that the PRICE stipulated in item D of Appendix I is sufficient, at this date and subject to the VOTENER MIX METHODOLOGY provided for in Appendix II of this AGREEMENT, for the obligations provided for in this AGREEMENT to be fulfilled.

CLAUSE SIX - AMENDMENT

6.1.	This AGREEMENT may not be altered, except by a written amendment signed by both PARTIES, pursuant to the applicable legislation.

CLAUSE SEVEN - CONFIDENTIALITY

7.1.	The Parties agree not to disclose the content of this AGREEMENT or of any other agreements arising from it. As such, it is to be treated as confidential material and may only be accessed by third parties when duly and expressly authorized by the other Party, or as a consequence of legal or regulatory requirements, with the exception of the Parties’ shareholders, financiers and advisors.

7.2.	The Parties have a duty of absolute secrecy with regard to the progress and results of this AGREEMENT, and must ensure that their employees and agents maintain the same secrecy with regard to all information relating or belonging to either Party and/or developed jointly.

7.3.	This confidentiality condition does not apply to information that:

(i)	becomes available in the public arena through no fault of either Party;

(ii)	was already known to either of the Parties prior to the execution of this AGREEMENT;

(iii)	had to be communicated to any other entity due to APPLICABLE LEGISLATION, or;

(iv)	had to be disclosed by the Parties for the execution of related agreements.

CLAUSE EIGHT - APPLICABLE LEGISLATION

8.1.	This AGREEMENT shall be fully governed and construed in accordance with Brazilian law.

8.2.	The PARTIES hereby agree that if any significant modifications are made to legislation applicable to the electric energy sector, or to trading regulations and procedures that substantially affect the obligations undertaken by either the SELLER or the PURCHASER, these shall meet to renegotiate the terms of this AGREEMENT in order to re-establish the balance of contractual obligations agreed upon.

CLAUSE NINE - FINAL PROVISIONS

9.1.	No delay or allowance by either Party relating to the practice or exercise of any rights, powers, privileges or appeal arising from this AGREEMENT shall be taken as an infringement of said rights, powers, privileges or appeals, nor shall it be interpreted as a waiver or novation of these factors, except if stipulated as such.

9.2.	Any notice or other communications sent from one Party to the other relating to this AGREEMENT shall be made in writing by those responsible for managing this AGREEMENT, and may be delivered or sent by any of the means stipulated in item F of Appendix I, always with proof of receipt.

9.3.	If, for any reason, any of the provisions included in this AGREEMENT become null and void or declared invalid, illegal or unviable by any court or competent authority, the Parties shall negotiate in good faith in order to replace them with new provisions that are not considered invalid, illegal or unviable and that retain, as far as possible and in all circumstances, the balance of commercial interests of the parties

9.4.	In the event that any court or competent authority declares any of the Clauses or provisions contained in this AGREEMENT invalid, illegal or unviable, it does not necessarily follow that all Clauses shall become invalid. The AGREEMENT shall remain in effect in relation to the remaining Clauses.

9.5.	This AGREEMENT is recognized by the Parties as an enforceable title under Article 585 II of the Code of Civil Procedure, for the purposes of collecting all amounts calculated and deemed due.

9.6.	The rights and obligations contained in this AGREEMENT shall be transmitted to the successors and assignees of the Parties, in any form.

9.7.	Neither Party may assign or transfer, either wholly nor in part, this AGREEMENT or any of the obligations provided for herein, without the prior written consent of the other Party.

9.8.	The PURCHASER hereby represents and acknowledges that it is aware of and agrees with the VOTENER MIX METHODOLOGY, the terms of which are stipulated in Appendix II of this AGREEMENT.

9.9.	This AGREEMENT is hereby irreparably and irrevocably entered into.

CLAUSE TEN - JURISDICTION

The parties elect the courts of the judicial district of São Paulo to resolve any doubts or questions arising from this AGREEMENT and/or relating to it, and hereby expressly waiver recourse to any other judicial district, regardless of any inherent privileges therein.

In witness whereof, the PARTIES hereby execute this instrument in 2 (two) counterparts of equal content and form, in the presence of the two undersigned witnesses.

São Paulo, 1 December 2009.

ON BEHALF OF: VOTENER - VOTORANTIM COMERCIALIZADORA DE ENERGIA LTDA:

/s/ Otavio Carneiro de Rezende	/s/ José Renato Hilst Izar

Name: OTAVIO CARNEIRO DE REZENDE Position: DIRECTOR	Name: JOSÉ RENATO HILST IZAR Position: DIRECTOR

ON BEHALF OF: VOTORANTIM CIMENTOS BRASIL S.A.

/s/ Marcelo_Chamma	/s/ Luiz Alberto de Castro Santos

Name: MARCELO CHAMMA	Name: LUIZ ALBERTO DE CASTRO SANTOS
Position: DIRECTOR	Position: DIRECTOR

Witnesses:

/s/ Julio Henrique Boarati	/s/ Dorinha Pecchi

Name: JULIO HENRIQUE BOARATI	Name: DORINHA PECCHI

[Signature page of the ELECTRIC POWER PURCHASE AND SALE AGREEMENT entered into between Votener and VCB-Santa Helena, on 12/01/2009]

Appendix I

A)	POINT OF DELIVERY: Gravity Centre for the South East/Central West Submarket.

B)	SUPPLY PERIOD: The SELLER’s obligation with regards to the delivery of CONTRACTED ENERGY units shall commence on January 1, 2010 and end on December 31, 2014.

C)	CONTRACTED ENERGY: Units of electric energy expressed in Megawatt-hours,

Jan./10	Feb./10	Mar./10	Apr./10	May/10	Jun./10
24,692	20,118	22,973	20,960	23,530	24,149

Jul./10	Aug./10	Sept./10	Oct./10	Nov./10	Dec./10
26,177	24,966	24,324	24,931	24,357	24,174
2011	2012	2013	2014
182,851	174,547	164,851	188,851

D)	PRICE: Values expressed in reals per megawatt-hour (excluding ICMS and inclusive of PIS-COFINS). The prices stated below are correct as of 12/31/2009 and shall be adjusted every 12 (twelve) months to take into account fluctuations in the General Market Price Index (IGPM) compiled by the Getúlio Vargas Foundation, or another relevant index.

Jan./10	Feb./10	Mar./10	Apr./10	May/10	Jun./10
85.59	99.86	99.88	111.53	135.94	142.40

Jul./10	Aug./10	Sept./10	Oct./10	Nov./10	Dec./10
143.07	135.49	136.50	147.18	140.24	146.78
2011	2012	2013	2014
132.64	125.05	124.52	132.43

E)	CONSUMER UNIT SERVED:

Corporate Name	VOTORANTIM CIMENTOS BRASIL S.A.
CNPJ/MF	96.824.594/0021-78
State Registration No.:	717.103.374.110
Address:	Praça Brasil, no. 16, Bairro: Vila Santa Helena, Munícipio: Votorantim, Estado: São Paulo/SP, CEP: 18117-720

F)	INDIVIDUALS RESPONSIBLE FOR MANAGING THE AGREEMENT

SELLER	PURCHASER
Name: Dorinha Pecchi	Name: Sérgio de Oliveira Hessel
Tel: (11) 2159-33386	Tel: (15) 2102-2288
Email: dorinha.pecchii@venergia.com.br	Email: Sergio.hessel@vcimentos.co.br
Address: Praça Ramos de Azevedo, no. 254 – 5º Andar, Bairro: Centro, Município: São Paulo, Estado: São Paulo/SP, CEP:01037-912	Address: Praça Brasil, no. 16, Bairro: Vila Santa Helena, Município: Votorantim, Estado: São Paulo/SP, CEP: 18117-720

Appendix II - VOTENER MIX METHODOLOGY

a)	The prices described in item D of Appendix I were obtained from the budget process and strategic plan of the Business Units of the Votorantim Group for the period provided for in item B of Appendix I.

b)	During the course of each year of the AGREEMENT, significant fluctuations may occur in the volume of energy budgeted for and the volume consumed by the Industrial Units operated by the Business Units of the Votorantim Group. Likewise, the availability of energy acquired by the SELLER through purchase agreements with third parties may also vary. Therefore, energy prices and volumes provided for the Industrial Units for invoicing purposes in items C and D of Appendix I may be adjusted either upwards or downwards on a monthly basis, according to the SELLER’s monthly energy purchases and sales.

c)	The PURCHASER may be invoiced in two or more installments for each month the AGREEMENT is in effect. Invoices may be divided in this way in order that the SELLER shall have advance access to the financial resources needed to pay suppliers.

d)	The VOTENER MIX PRICE shall be calculated in accordance with the criteria and formulas stipulated in this Appendix. This price was conceived to address the differing requirements of the various Industrial Units operated by the Business Units of the Votorantim Group, and should vary according to the budget compliance of each unit.

e)	The energy price for the month invoiced for each Business Unit shall be closer to the VOTENER MIX PRICE when the energy used by the Industrial Units of each Business Unit does not vary substantially from the budget supplied for each month during the SUPPLY PERIOD.

f)	The effects of fluctuations in the energy consumption of the Industrial Units of each Business Unit in relation to its budget shall be added to or subtracted from the VOTENER MIX PRICE, as appropriate.

g)	Business Units that do not consume ENERGY CONTRACTED from the SELLER in any given month of the SUPPLY PERIOD, but that impact on the VOTENER MIX PRICE shall incur an increase or decrease in invoiced energy prices in subsequent months, with the exception of New Industrial Units, which shall be treated differently, in accordance with item “j” below.

h)	The impact, either positive or negative, on the VOTENER MIX PRICE provided for in the item above shall be absorbed by the Business Units that consume CONTRACTED ENERGY during the SUPPLY PERIOD month. Said impact shall be offset in subsequent months through the energy prices charged to these units.

i)	Business Units that fulfill the criteria provided for in this Appendix shall be granted flexibility in monthly consumption.

j)	Different invoicing conditions shall be granted to those Industrial Units of the PURCHASER that commence operations in the year following the strategic planning and budget events (“New Industrial Units”).

Taking into account the provisions cited above, the monthly invoicing of the PURCHASER shall be effected pursuant to the criteria provided for below.

CLAUSE ONE - The VOTENER MIX PRICE shall be calculated based on the criteria stipulated in the formula below.

PMIX VOT = [( ECV X PMCV ) + ((+/-EECP) X PECP ) + DEV ]
EUF

Where:

PMIXVOT =	VOTENER MIX PRICE. (in reals per megawatt-hour);

ECV =	ENERGY CONTRACTED by the SELLER. Volume of energy contracted by the SELLER in mid—and long-term agreements held with energy suppliers (in megawatt-hours);

PMCV =	SELLER’s AVERAGE PURCHASE PRICE. Average price for energy contracted by the SELLER in mid—and long-term agreements held with energy suppliers (in reals per megawatt-hour);

+/-EECP =	SHORT-TERM ENERGY. Amount of energy to be purchased (positive signal) or sold (negative signal) by the SELLER in the invoiced month to service the Business Units (in megawatt-hours);

PECP =	SHORT-TERM PRICE. Price established by the short-term energy market for the invoiced month (in reals per megawatt-hour);

DEV =	SELLER EXPENDITURE. SELLER expenditure including taxes, CCEE financial settlement and bank guarantees, among other items (in reals);

EUF =	INDUSTRIAL UNIT CONSUMPTION of the Votorantim Group fulfilled by the SELLER during the invoiced month, discounting energy volumes provided by other suppliers and self-produced energy, which must be as close as possible to the energy contracted by the PURCHASER in order to service the relevant Industrial Units, (in megawatt-hours);

Paragraph One - The VOTENER MIX PRICE shall be calculated on a monthly basis in accordance with the criteria provided for in the main section of this Clause, and shall be audited periodically by a specialist company to be indicated by the SELLER’s controller.

Paragraph Two - The sale price of energy to the PURCHASER’s Industrial Units shall be calculated based on differences in consumption in relation to the CONTRACTED ENERGY provided for in Appendix I, and either credited or debited in relation to the other Industrial Units serviced by the SELLER and the VOTENER MIX PRICE for the month in question.

Paragraph Three - The CONTRACTED ENERGY provided for in Appendix I may be modified by the PURCHASER and must be communicated by the PURCHASER to the SELLER at least 60 (sixty) days prior to the implementation of said modification.

Paragraph Four - The PURCHASER represents that it is aware that the modification to CONTRACTED ENERGY volumes provided for in the Paragraph above will cause variations, either upwards or downwards, exclusively for the PURCHASER’s Industrial Units due to the fact that the SELLER has to buy or sell energy to third parties at the price prevailing during the modification period.

CLAUSE TWO - The PURCHASER’s Industrial Unit may consume electric power within the range of 95% (ninety five per cent) and 105% (one hundred and five per cent) of the CONTRACTED ENERGY provided for in Appendix I, with the exception of New Industrial Units pursuant to Clause Three of this Appendix and of specific increases in consumption provided for in Paragraph Three of this Clause. Fulfillment of this condition guarantees that the Industrial Unit will be invoiced based on the VOTENER MIX PRICE calculated for the month of consumption.

Paragraph One - The granting of flexibility provided for in the main section of this Clause is dependent on the PURCHASER sending consumption forecasts to the SELLER on days 01, 10 and 20 of the month of consumption and shall be applied, pursuant to the PURCHASER’s criteria, either to all its Industrial Units or to each Industrial Unit separately.

Paragraph Two - If said forecasts are not sent during the period provided for in the Paragraph above, or if significant variations occur between the information sent and the actual consumption without due technical justification by the PURCHASER, the right to flexible energy consumption for the PURCHASER’s Industrial Unit shall be suspended.

Paragraph Three - Opportunities to increase electric power consumption for the PURCHASER’s Industrial Unit caused by the activation of electric boilers and intentional downtime of generators must be communicated by the PURCHASER to the SELLER before such actions take place.

Paragraph Four - The SELLER shall assess, in conjunction with the PURCHASER, the operating maneuver provided for in the preceding Paragraph. In the event that it is confirmed that said maneuver is economically unviable when compared to the VOTENER MIX PRICE, while enabling the PURCHASER’s Industrial Unit to reduce its costs compared to the short-term energy price, the SELLER shall record this increase in consumption separately.

Paragraph Five - The increase in consumption stipulated in the Paragraph above shall be invoiced based on the short-term energy price and on the remaining energy consumed by the PURCHASER pursuant to the VOTENER MIX PRICE for the month of consumption and any other conditions provided for in this Appendix.

CLAUSE THREE - The New Industrial Units shall receive energy at the VOTENER MIX PRICE for the first 6 (six) months of commercial operations. During this period, the flexible conditions provided for in the main section of Clause Two shall not be applied.

Paragraph One - Once the period provided for in the main section of this Clause has expired, the PURCHASER must supply the SELLER with a consumption forecast for the entire remaining contractual period provided for in Appendix I of this agreement, after which date it shall be subject to the other regulations provided for in this Appendix.

Paragraph Two - If a New Industrial Unit has not become commercially operational within the period provided for in the main section of this Clause, the impact on the VOTENER MIX PRICE shall be assumed either by the PURCHASER’s remaining Industrial Units or by the PURCHASER’s parent company via credit or debit note.

CLAUSE FOUR - The VOTENER MIX PRICE, calculated as provided for in Clause One, shall be divided into two categories: (i) conventional and (ii) Incentivized. Industrial Units may receive both types of energy, taking into account the legal status of the Industrial Unit in question (conventional or special client) or the opportunity to reduce costs by means of an invoice discount through the use of the distribution system by the Industrial Unit identified by the SELLER.